     As filed with the Securities and Exchange Commission on March 14, 2003
                                            Registration No. 333-_______________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            BAKER HUGHES INCORPORATED
             (Exact name of registrant as specified in its charter)

                DELAWARE                                  74-0207995
      (State or other jurisdiction             (IRS Employer Identification No.)
    of incorporation or organization)

       3900 ESSEX LANE, SUITE 1200
             HOUSTON, TEXAS                               77027-5177
(Address of Principal Executive Offices)                  (Zip Code)


                            BAKER HUGHES INCORPORATED
                              DIRECTOR COMPENSATION
                                  DEFERRAL PLAN
                            (Full title of the plan)

                            ALAN R. CRAIN, JR., ESQ.
                                 GENERAL COUNSEL
             BAKER HUGHES INCORPORATED, 3900 ESSEX LANE, SUITE 1200
                            HOUSTON, TEXAS 77027-5177
                     (Name and address of agent for service)

                                 (713) 439-8600
          (Telephone number, including area code, of agent for service)
                          -----------------------------

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                                         PROPOSED
                                                                         PROPOSED        MAXIMUM
                                                         AMOUNT          MAXIMUM        AGGREGATE       AMOUNT OF
               TITLE OF SECURITIES                       TO BE        OFFERING PRICE     OFFERING     REGISTRATION
                 TO BE REGISTERED                   REGISTERED(1)(2)   PER SHARE(3)      PRICE(3)       FEE(2)(3)
--------------------------------------------------------------------------------------------------------------------

Common Stock of Baker Hughes Incorporated,
$1.00 par value per share........................             500,000     $28.50      $14,250,000.00   $1,152.83
====================================================================================================================

(1) There are also being registered hereunder such additional indeterminate number of shares as may become issuable under the Baker Hughes Incorporated Director Compensation Deferral Plan by reason of certain anti-dilution provisions therein.

(2) In accordance with Rule 457, the registration fees associated with an aggregate amount of 180,000 shares previously registered under the Baker Hughes Incorporated 1998 Stock Option Plan, as amended, on Registration Statement No. 333-41982 filed with the Securities and Exchange Commission (the "Commission") on July 21, 2000 are being carried forward from such Registration Statement. In connection with Registration Statement No. 333-41982, registration fees of $1,501.20 were previously paid with respect to 180,000 shares being registered hereunder, and pursuant to Interpretation 89 under

         Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the registrant has carried forward such registration fees. As a result of the carry forward, the registration fee of $1,152.83 has been completely offset, and no registration fee has been paid with this filing.

         Concurrently with its filing of this registration statement, the registrant is filing a post-effective amendment to Registration Statement No. 333-41982 to deregister 180,000 shares of the 3,500,000 shares of Common Stock registered under the Baker Hughes Incorporated 1998 Employee Stock Option Plan on Registration Statement No. 333-41982.

(3) The price per share estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, is based upon the average of the high and low prices of shares of Common Stock on the New York Stock Exchange Composite Transactions on March 12, 2003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by Baker Hughes Incorporated ("Baker Hughes" or the "Company"):

         (a) Baker Hughes' Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 7, 2003; and

         (b) The description of Baker Hughes' Common Stock contained in Baker Hughes' Current Report on Form 8-K, filed on April 30, 2002.

         All documents filed by Baker Hughes pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement, prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon by Alan R. Crain, Jr., Esq., General Counsel of Baker Hughes, 3900 Essex Lane, Suite 1200, Houston, Texas 77027-5177. As of March 14, 2003, Mr. Crain beneficially owned approximately 7,369.1438 shares of Common Stock and also has options to purchase 140,952 shares of Common Stock, of which 56,136 are currently exercisable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) The Company's Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors.

         Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

(b) Under Article III of the Company's Bylaws as currently in effect and an indemnification agreement with the Company's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company or a subsidiary of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

         Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

         Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (i) expenses, including attorneys' fees, and
         (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

         If unsuccessful in defense of a suit brought by or in the right of the Company, where such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

         The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Company's Bylaws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), but Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. It is unclear whether a court would decide that Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or whether Delaware's public policy would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

         Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy providing aggregate coverage in the amount of $200,000,000.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

         The following documents are filed as a part of this Registration
Statement:

         4.1 Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to Baker Hughes Annual Report on Form 10-K for the year ended December 31, 1998).

         4.2 Bylaws of Baker Hughes Incorporated, Restated as of January 30, 2002 (incorporated by reference from Exhibit 3.2 to Baker Hughes' Annual Report on Form 10-K for the year ended December 31, 2001).

         4.3 Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference from Exhibit 4.2 to Baker Hughes' Registration Statement No. 333-87829 on Form S-3 filed September 27, 1999).

         *4.4     Baker Hughes Incorporated Director Compensation Deferral Plan.

         *5.1 Opinion of Alan R. Crain, Jr., Esq., General Counsel of Baker Hughes Incorporated, as to the legality of securities to be registered.

         *23.1    Consent of Deloitte & Touche LLP.

         *23.2    Consent of Alan R. Crain, Jr., Esq. (included in Exhibit 5.1).

         *24      Powers of Attorney (included on the signature pages hereof).

----------
*Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its Counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints Michael E. Wiley and G. S. Finley and each of them, either of whom may act without the joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, including without limitation any registration statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 29, 2003.

                                             BAKER HUGHES INCORPORATED
                                                   (Registrant)


                                 By            /s/ MICHAEL E. WILEY
                                    -------------------------------------------
                                                  Michael E. Wiley
                                       Chairman of the Board, President and
                                              Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  Signature                                     Title                              Date
                  ---------                                     -----                              ----


            /s/ MICHAEL E. WILEY                  Chairman of the Board, President,          January 29, 2003
--------------------------------------------    Chief Executive Officer, and Director
              Michael E. Wiley                      (principal executive officer)


              /s/ G. S. FINLEY                   Senior Vice President - Finance and
--------------------------------------------     Administration and Chief Financial          January 29, 2003
                G. S. Finley                    Officer (principal financial officer)


             /s/ ALAN J. KEIFER                     Vice President and Controller            January 29, 2003
--------------------------------------------       (principal accounting officer)
               Alan J. Keifer

                  Signature                                     Title                              Date
                  ---------                                     -----                              ----


        /s/ CLARENCE P. CAZALOT, JR.                          Director                       January 29, 2003
--------------------------------------------
          Clarence P. Cazalot, Jr.


           /s/ EDWARD P. DJEREJIAN                            Director                       January 29, 2003
--------------------------------------------
             Edward P. Djerejian


          /s/ ANTHONY G. FERNANDES                            Director                       January 29, 2003
--------------------------------------------
            Anthony G. Fernandes


           /s/ CLAIRE W. GARGALLI                             Director                       January 29, 2003
--------------------------------------------
             Claire W. Gargalli


            /s/ RICHARD D. KINDER                             Director                       January 29, 2003
--------------------------------------------
              Richard D. Kinder


              /s/ JAMES A. LASH                               Director                       January 29, 2003
--------------------------------------------
                James A. Lash


             /s/ JAMES F. MCCALL                              Director                       January 29, 2003
--------------------------------------------
               James F. McCall


            /s/ J. LARRY NICHOLS                              Director                       January 29, 2003
--------------------------------------------
              J. Larry Nichols


           /s/ H. JOHN RILEY, JR.                             Director                       January 29, 2003
--------------------------------------------
             H. John Riley, Jr.


            /s/ CHARLES L. WATSON                             Director                       January 29, 2003
--------------------------------------------
              Charles L. Watson

                                INDEX TO EXHIBITS

                            BAKER HUGHES INCORPORATED
                       DIRECTOR COMPENSATION DEFERRAL PLAN

      EXHIBIT
      NUMBER                           DESCRIPTION
      --------    -------------------------------------------------------------

         4.1 Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to Baker Hughes Annual Report on
                  Form 10-K for the year ended December 31, 1998).

         4.2      Bylaws of Baker Hughes Incorporated, Restated as of January
                  30, 2002 (incorporated by reference from Exhibit 3.2 to Baker
                  Hughes' Annual Report on Form 10-K for the year ended December
                  31, 2001).

         4.3      Certificate of Amendment to Restated Certificate of
                  Incorporation (incorporated by reference from Exhibit 4.2 to Baker Hughes' Registration Statement No. 333-87829 on Form S-3 filed September 27, 1999).

         *4.4     Baker Hughes Incorporated Director Compensation Deferral Plan.

         *5.1     Opinion of Alan R. Crain, Jr., Esq., General Counsel of Baker
                  Hughes Incorporated, as to the legality of the securities to be registered.

         *23.1    Consent of Deloitte & Touche LLP.

         *23.2    Consent of Alan R. Crain Jr. (included in Exhibit 5.1).

         *24      Powers of Attorney (included on the signature pages hereof).

--------------------
*Filed herewith.